Exhibit 4.2
SECURED AND COLLATERALIZED PROMISSORY NOTE

$400,000 PLUS INTEREST DUE AND PAYABLE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR APPLICABLE EXEMPTION OR SAFE HARBOR PROVISION.

FOR VALUE RECEIVED, Vulcan Oil & Gas Inc. (the “Borrower”), hereby promises to pay to the Holder, as defined below, the Principal Sum, as defined below, along with the Interest Rate, as defined below, according to the terms herein.

The “Effective Date” shall be:	December 31, 2012

The “Holder” shall be:	Forex International Trading Corp.

The “Principal Sum” shall be:	$400,000 which includes $99,327.93 previously invested by Holder prior of executing this Note.

The “Consideration” shall be:	$500,000 in the form of the $500,000 Convertible Promissory Note payable by the Holder to the Borrower dated the same date hereof.

The “Interest Rate” shall be:
10% one-time interest charge on the Principal Sum.  No interest or principal payments are required until the Maturity Date, but both principal and interest may be prepaid prior to maturity date.  The interest rate shall be increased 4% per annum in the event the principal is not paid by the maturity date.

The “Recourse” terms shall be:
This is a full recourse Note such that, if the Borrower defaults on the payment of this Note, forcing the Holder to foreclose on the security/collateral and there is a deficiency between (1) the outstanding principal and interest amount and (2) the foreclosure liquidation amount; then the Holder has the right to pursue additional claims against the Borrower for that deficiency.

The “Collateral” or “Security” shall be:	50,000 W of solar modules, as memorialized and evidenced by the attached Exhibit A Collateral and Security Agreement.

The “Maturity Date” is the date upon which the Principal Sum of this Note, as well as any unpaid interest shall be due and payable, and that date shall be:	December 31, 2013

The “Prepayment Terms” shall be:
Prepayment with no penalty is permitted at any time by payment in the form of any of the following: (1) cash or (2) other negotiated form of payment mutually agreed to in writing or (3) by surrender of the Collateral.

ARTICLE 1 PAYMENT-RELATED PROVISIONS

1.1 Interest Rate. Interest payable on this Note will accrue interest at the Interest Rate and shall be applied to the Principal Sum.

1.2 Application of Payment. Unless otherwise specified in writing by Holder, all payments made on this Note will be first applied to the Principal Sum.

ARTICLE 2 MISCELLANEOUS

2.1. Notices. Any notice required or permitted hereunder must be in writing and be either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

2.2. Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, means this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

2.3. Assignability. This Note will be binding upon the Borrower and its successors and permitted assigns, and will inure to the benefit of the Holder and its successors and permitted assigns, and may be assigned by the Holder only with written consent by Borrower.

2.4. Governing Law. This Note will be governed by, and construed and enforced in accordance, with the laws of the State of California, without regard to the conflict of laws principles thereof.

2.5. Maximum Payments. Nothing contained herein may be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum will be credited against amounts owed by the Borrower to the Holder.

2.6. Attorney Fees. In the event any attorney is employed by either party to this Note with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

2.7. No Public Announcement. Except as required by applicable securities law, no public announcement may be made regarding this Note, payments, or conversions without written permission by both Borrower and Holder.

2.8. Transfer, Pledge, Sale, Collateral, Offer. Holder may not transfer, pledge, sell, use as collateral, offer, or hypothecate this Note to any third party without written approval from Holder.

	BORROWER		HOLDER

	Vulcan Oil & Gas Inc.		Forex International Trading Corp.
By:	/s/Ilan Kenig	By:	/s/ Erik Klinger
	Name:Ilan Kenig		Name: Erik Klinger
	Title: President		Title: CFO

COLLATERAL AND SECURITY AGREEMENT

1. Security Interest. Vulcan Oil & Gas Inc. (“Borrower”) hereby grants to Forex International Trading Corp. (“Holder”) a security interest in the following described property (“Security” or “Collateral” or “Security Interest”):

50,000 W of solar modules and ALL agreements associated with Systems using said inventory (System’s agreement being sold at about $8 per W – Vulcan sold in actual 2 KW @ $16,000 represent $8 per W installed. As such and in essence ALL Vulcan derived business from said 50,000 W is pledged to Holder.

This Collateral and security interest will secure the payment and performance of the Borrower’s Secured AND Collateralized Promissory Note in the amount of $400, 000.

2. Warranties and Covenants of Borrower. Borrower makes the following warranties and covenants to Holder:

(A)  Borrower is authorized to pledge the Collateral free from any lien, security interest, or encumbrance, and Borrower will defend the Collateral against all claims and demands of all parties at any time claiming interest therein.

(B)  This Collateral has not been pledged, assigned, or hypothecated for any other purpose, and no financing statement is on file in any local, state, or federal institution, bureau, government, or public office.

(C)  While the principal and interest balance of the Secured and Collateralized Promissory Note remains outstanding, Borrower will not transfer, sell, offer to sell, assign, pledge, liquidate, spend, or otherwise transfer to any party an amount of the Collateral equal to or greater than the outstanding balance of the Secured and Collateralized Promissory Note.

(D)  Borrower will pay promptly when due all taxes, expenses, and assessments upon the Collateral.

3. Perfection. Holder has the right, upon its election, to perfect the Collateral and security and this Collateral and Security Agreement by filing a financing statement or like instrument with its proper local, state, or federal institution, bureau, government, or public office or take other such action as may be required by applicable law. Holder is encouraged to perfect this instrument, and Borrower will reasonably assist in Holder’s doing so.

4. Remedies Upon Default. In the event of Borrower’s default on the Secured and Collateralized Promissory Note, Holder may declare all obligations secured hereby immediately due and payable and shall have the remedies of a secured party, including without limitation the right to take immediate and exclusive possession of the Collateral or any part thereof, or to obtain a court order to do so; and the Borrower must surrender the security and Collateral to the Holder within 5 (five) business days of receiving written notice that Holder is taking possession of the Collateral as remedy of default.

5. Normal Course of Business. Provided that no default has occurred on the Secured and Collateralized Promissory Note, Borrower will use and possess the Collateral in the normal course of business. Further, Borrower may liquidate, transfer, or exchange the Collateral into another viable investment vehicle with equal or greater market value, such as liquidation of money market fund into cash, or liquidation of money market fund for purposes of investing in other viable investment vehicles including but not limited to bonds, other money market funds, mutual funds, or stocks. However, any liquidation, transfer, or exchange into another viable investment vehicle will not affect Holder’s security, rights, or claims to the underlying Collateral.  Borrower will at all times take the necessary reasonable steps to maintain the perfection of Holder’s security interest in the pledged account, and at any time upon Holder’s request, Borrower will promptly provide update on the investment vehicle placement of this Collateral.

6.   Termination of Security. At the time of prepayment or payoff of the Secured and Collateralized Promissory Note to Holder by Borrower, Holder’s security interest in this Collateral shall automatically terminate. In the event that the Collateral and security interest were perfected by Holder as set forth in Section 3, upon termination of security as set forth in this section 6, the Holder will withdraw any and all perfection instruments on the collateral and security within 5 (five) business days.

7.   Governing Law.  This agreement will be governed by, and construed and enforced in accordance, with the laws of the State of California, without regard to the conflict of laws principles thereof.

8.   No Public Announcement. Except as required by applicable securities laws, no public announcement may be made regarding this Collateral and Security Agreement without written permission by both Borrower and Holder.

BORROWER		HOLDER

Vulcan Oil & Gas Inc.		Forex International Trading Corp.
/s/Ilan Kenig	By:	/s/ Erik Klinger
Name: Ilan Kenig		Name: Erik Klinger
Title: President		Title: CFO